EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cell Therapeutics, Inc. for the registration of $75,000,000 of its common stock and to the reference to our firm under the caption “IV. Information Regarding the Net Assets, Financial Situation and Operating Results of CTI” in Exhibit 99.1 of Form 8-K dated December 22, 2003, incorporated by reference into the Registration Statement and to the incorporation by reference into the Registration Statement of our report dated January 31, 2003, with respect to the consolidated financial statements and related financial statement schedule of Cell Therapeutics, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

February 9, 2004